Exhibit 99.1

[Missing Graphic Reference]                                                         NEWS RELEASE

Media Contact:                                                                                                                  Investor Contact:
Eva Schmitz                                                                                                                        Dustin Stilwell
812.306.2424                                                                                                                       812.306.2964
evaschmitz@berryplastics.com                                                                                      dustinstilwell@berryplastics.com

FOR IMMEDIATE RELEASE

Berry Plastics Corporation Announces Plans for Incremental Term Loan

EVANSVILLE, Ind. - January 29, 2013 – Berry Plastics Group, Inc. (NYSE:  BERY) announced today that its subsidiary, Berry Plastics Corporation (“Berry”), intends to obtain commitments for $1.0 billion of first lien senior secured term loans, to be structured as an incremental facility under Berry’s existing term loan credit agreement (such loans, the “New Loans”).  Berry intends to use the net proceeds from the borrowing of the New Loans to redeem its Second Priority Senior Secured Floating Rate Notes due 2014, First Priority Senior Secured Floating Rate Notes due 2015 and 10¼% Senior Subordinated Notes due 2016 (the “Redemption”).  Berry is in discussion with lenders regarding the New Loans; however, there can be no assurance that Berry will obtain the commitments in the time frame or on the terms it expects, or at all or that the Redemption will occur.

About Berry Plastics
Berry Plastics Group, Inc. is a leading provider of value-added plastic consumer packaging and engineered materials delivering high-quality customized solutions to our customers with annual net sales of $4.8 billion in fiscal 2012. With world headquarters in Evansville, Indiana, the Company’s common stock is listed on the New York Stock Exchange under the ticker symbol BERY.  For additional information, visit the Company’s website at www.berryplastics.com.

Certain statements and information included in this release may constitute “forward looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied in such forward looking statements.  Additional discussion of factors that could cause actual results to differ materially from management’s projections, forecasts, estimates and expectations is contained in the companies’ SEC filings. The Company does not undertake any obligation to update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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